EXHIBIT 99.3

SECOND AMENDMENT TO
AASTROM BIOSCIENCES, INC.
2009 OMNIBUS INCENTIVE PLAN

WHEREAS, Aastrom Biosciences, Inc. (the “Company”) desires to amend the Aastrom Biosciences, Inc. 2009 Omnibus Incentive Plan (as amended and in effect, the “Plan”) to increase the aggregate number of shares authorized for issuance under the Plan by 5,000,000 shares of common stock, no par value (the “Common Stock”), of the Company and to increase certain limits on grants to participants therein (the “Plan Amendment”); and

WHEREAS, on April 5, 2012, subject to shareholder approval, the Board of Directors of the Company approved the Plan Amendment.

NOW THEREFORE, in accordance with Section 12.1 of the Plan, the Plan is hereby amended as follows:

1. Section 3.1(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“(a) Subject to adjustment as provided in Section 12.2, effective as of May 3, 2012 the Shares authorized for grant under the Plan shall be increased from 7,150,000 Shares to 12,150,000 Shares, as increased if applicable under this Section, less one (1) share of Stock for every one (1) share of Stock that was subject to an option or stock appreciation right granted after June 30, 2009 under the Prior Plans and 1.25 Shares for every one (1) Share that was subject to an award other than an option or stock appreciation right granted after June 30, 2009 under the Prior Plans. Any Shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted, and any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 1.25 Shares for every one (1) Share granted. After the effective date of the Plan (as provided in Section 13.13), no awards may be granted under any Prior Plan.”

2. The last sentence of Section 5.7 of the Plan is hereby amended and restated in its entirety to read as follows:

“Notwithstanding anything in Section 3.1 to the contrary and solely for the purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall be 12,150,000 Shares, subject to adjustment as provided in Section 12.2.”

3. The Section 10.5 of the Plan is hereby amended and restated in its entirety to read as follows:

“10.5. Limitations on Grants to Individual Participants.  Subject to adjustment as provided in Section 12.2, no Participant may be granted (i) Options or Stock Appreciation Rights during any 12-month period with respect to more than 2,500,000 Shares (such figure adjusted for the one-for-eight split of the Common Stock of the Company on February 18, 2010) and (ii) Restricted Stock, Performance Awards and/or Restricted Stock Unit Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in Shares in any 12-month period with respect to more than 2,000,000 Shares (such figure adjusted for the one-for-eight split of the Common Stock of the Company on February 18, 2010); provided, however, that a Participant may be granted, in his or her initial year as an Employee (including a Participant who was previously a Director and then becomes an Employee, but not including a Participant who is an employee of the Company and transfers to an Affiliate or vice versa), an additional grant in such initial year not to exceed (i) Options or Stock Appreciation Rights with respect to more than 5,000,000 Shares (such figure adjusted for the one-for-eight split of the Common Stock of the Company on February 18, 2010) and (ii) Restricted Stock, Performance Awards and/or Restricted Stock Unit Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in Shares with respect to more than 4,000,000 Shares (such figure adjusted for the one-for-eight split of the Common Stock of the Company on February 18, 2010) (the foregoing limitations in this sentence are referred to collectively as the “Limitations”). In addition to the foregoing, the maximum dollar value that may be granted to any Participant for each 12 months in a Performance Period with respect to Performance Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash is $2,000,000. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitation (or, in the case of a Performance Award denominated in cash, to be counted toward the dollar amount in the preceding sentence).”

4. Except herein above provided, the Plan is hereby ratified, confirmed and approved in all respects.